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                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement pertaining to the Life Re Corporation Stock Investment Plan on Form S-8 (File No. 33-54138), the Registration Statement pertaining to the Life Re Corporation Stock Option Plan on Form S-8 (File No. 33-80251) and the Registration Statement pertaining to the Life Re Corporation 1993 Non-Employee Directors Stock Option Plan on form S-8 (File No. 33-80737) of our report dated September 4, 1996, on our audits of the combined financial statements of Modern American Life Insurance Company and Western Pioneer Life Insurance company as of December 31, 1995 and 1994, and for the years then ended, which report is included in this Form 8-K of Life Re Corporation.


                              By: /s/ Coopers & Lybrand L.L.P.
                                  COOPERS & LYBRAND L.L.P.


Dallas, Texas
September 12, 1996